Exhibit 99.1

Jones Soda Co. Reports Fiscal 2009 Fourth Quarter and Year-End Results

SEATTLE--(BUSINESS WIRE)--March 31, 2010--Jones Soda Co. (the Company) (NASDAQ: JSDA), a leader in the premium soda category and known for its unique branding and innovative marketing, today announced results for the fourth quarter and year ended December 31, 2009. The Company reported a net loss of $4.5 million, or ($0.17) per share, for the quarter ended December 31, 2009, an increase of 33% over the fourth quarter 2008 net loss of $3.4 million, or ($0.13) per share, with the current quarter including $2.0 million in non-cash charges for excess inventory and fixed asset write-downs. The Company reported a net loss of $10.5 million, or ($0.40) per share, for 2009, an improvement of 31% over the 2008 net loss of $15.2 million, or ($0.58) per share.

“We have strived over the last 12 months to streamline our business by reducing costs and focusing on our core glass bottle business. We have achieved improved year-over-year bottom-line results on lower case volumes, and we believe in the strength of the Jones Soda brand. However, adverse economic conditions have continued to negatively impact our liquidity and financial condition and caused us to explore strategic alternatives in an effort to enhance shareholder value. While the Board continues to conduct this process, we will continue to focus on executing our strategy, on delivering improved operating results in our core business – Jones Soda glass bottles, including our new Zilch™ zero calorie offering – and on regaining traction in our retail marketplace,” commented Joth Ricci, President & Chief Executive Officer.

Fourth Quarter Review – Comparison of Quarters ended December 31, 2009 and December 31, 2008

  Revenue decreased 30% to $4.3 million for the quarter ended December 31, 2009, compared to $6.1 million in the fourth quarter of 2008.
  Gross profit decreased to a negative $1.1 million for the quarter ended December 31, 2009, compared to a positive $1.5 million in the corresponding period a year ago. This decrease was primarily the result of a $2.0 million charge, consisting of a $1.6 million write-down of excess GABA inventory and a $422,000 impairment of equipment located at a co-packer relating to our CSD channel. For the quarter ended December 31, 2009, gross profit as a percentage of revenue decreased to (26%), comprised of 21% relating to our gross profit on case sales offset by (47%) relating to the $2.0 million in inventory write-down and impairment charges, compared to 24% for the quarter ended December 31, 2008.
  Operating expenses decreased 37% to $3.3 million, compared to the corresponding period a year ago and were benefited by cost containment measures including the reductions in workforce enacted during the fourth quarter of 2008 and in 2009.
  Cash used in operations during the quarter decreased significantly to $1.1 million, versus cash used in operations of $3.0 million during the prior year period.

Full Year Review – Comparison of Year ended December 31, 2009 and December 31, 2008

  Revenue decreased 28% to $26.0 million for the year ended December 31, 2009, compared to $35.9 million in 2008.
  Gross profit decreased 47% to $3.9 million for the quarter ended December 31, 2009, compared to $7.4 million, a year ago. This decrease was primarily as a result of a $2.2 million charge, of which $2.0 million was recorded in the fourth quarter, consisting of a $1.8 million write-down of excess GABA inventory and a $422,000 impairment of equipment located at a co-packer relating to our CSD channel. For the year ended December 31, 2009, gross profit as a percentage of revenue decreased to 15%, comprised of 24% relating to our gross profit on case sales offset by (9%) relating to the $2.2 million in inventory write-down and impairment charges, compared to 21% for the year ended December 31, 2008.
  Operating expenses decreased 37% to $14.4 million, compared to the corresponding period a year ago and were benefited by cost containment measures undertaken over the last year, including reductions in workforce.
  Cash used in operations during the year decreased to $7.3 million, versus cash used in operations of $14.5 million during prior year.

Balance Sheet

As of December 31, 2009, the Company had cash and cash-equivalents of approximately $5.0 million and working capital of $8.5 million. Cash used in operations during the year ended December 31, 2009 totaled $7.3 million, of which $1.1 million was used in the quarter ended December 31, 2009. As of December 31, 2009, inventories were $3.7 million compared to $5.7 million as of December 31, 2008. The $1.8 million of our GABA inventory, of which $1.6 million related to raw materials purchased in conjunction with the Company’s Pharma GABA supply agreement previously classified in other assets, was written-down to lower of cost or market as of December 31, 2009 as management determined that this amount is in excess of forecasted demand.

The challenges and uncertainties we face in our business, including our liquidity position, our inability to implement further meaningful cost containment measures beyond those we have already undertaken and the extremely difficult environment in which to obtain additional equity or debt financing, continue to raise substantial doubt about our ability to continue as a going concern. In light of this, we have evaluated a broad range of strategic alternatives over the last months. On March 9, 2010, we announced that we had entered into a Letter of Intent (LOI) with Reed's, Inc. (Reed’s), maker of sodas sold in natural food stores nationwide, regarding a potential merger transaction in which Reed's would acquire Jones Soda for a combination of cash and Reed's common stock. On March 22, 2010, we announced that we had terminated the exclusivity provisions of the LOI in order to explore an unsolicited, nonbinding transaction proposal submitted by another third party. We intend to continue to explore strategic transactions that may be in the best interest of the Company and our shareholders, which may include, without limitation, mergers or other business combinations, public or private offerings of debt or equity financings, joint ventures with one or more strategic partners and other strategic alternatives. However, there can be no assurance that we will enter into a definitive agreement with respect to a transaction, or that any transaction we may enter into will ultimately be consummated.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co.® markets and distributes premium beverages under the Jones Soda, Jones Pure Cane Soda™, Jones 24C™, Jones GABA®, and Whoopass Energy Drink® brands and sells through its distribution network in markets primarily across North America. A leader in the premium soda category, Jones is known for its variety of flavors and innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers. For more information visit www.jonessoda.com, www.myjones.com, and www.jonesGABA.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding our plan to focus on delivering improved operating results in our core business and on regaining traction in our retail marketplace, our ability to continue as a going concern and our intent to explore strategic alternatives. Forward-looking statements include all passages containing words such as "aims," "anticipates," "becoming," "believes," "continue," "estimates," "expects," "future," "intends," "plans," "predicts," "projects," "targets," or "upcoming". Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect Jones Soda's actual results include, among others, its inability to achieve levels of revenue and cost reductions that are adequate to support its capital and operating requirements in order to continue as a going concern; its inability to generate sufficient cash flow from operations, or to obtain funds through additional financing or other strategic alternatives, to support its business plan; the impact of the global economic crisis, which has continued to have a greater than expected impact on the Company's business; its inability to increase points of distribution for its products or to successfully innovate new products and product extensions; its inability to establish distribution arrangements with distributors, retailers or national retail accounts; its inability to maintain relationships with its co-packers; its inability to maintain a consistent and cost-effective supply of raw materials; its inability to receive returns on its trade spending and slotting fee expenditures; its inability to maintain brand image and product quality; its inability to protect its intellectual property; the impact of current and future litigation; and its inability to develop new products to satisfy customer preferences and the impact of intense competition from other beverage suppliers. More information about factors that potentially could affect Jones Soda's financial results is included in Jones Soda's most recent annual report on Form 10-K. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Jones Soda undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

JONES SODA CO. CONSOLIDATED STATEMENT OF OPERATIONS (In thousands, except share data) ($US)

	Three Months Ended December 31, (Unaudited)		Twelve Months Ended December 31,

	2009	2008	2009	2008

Revenue	$4,304	$6,131	$26,013	$35,918
Cost of goods sold	3,390	4,633	19,875	28,551
Write-down of excess GABA inventory and impairment of fixed assets	2,038	—	2,248	—

Gross profit	(1,124)	1,498	3,890	7,367

Gross profit %	(26.1)%	24.4%	15.0%	20.5%

Licensing revenue	11	19	81	170

Operating expenses:
Promotion and selling	1,669	2,327	7,820	12,292
General and administrative	1,589	2,850	6,596	10,661

	3,258	5,177	14,416	22,953

Loss from operations	(4,371)	(3,661)	(10,445)	(15,416)
Other income (expense), net	35	83	(30)	384

Loss before income tax	(4,336)	(3,578)	(10,475)	(15,032)
Income tax (expense) benefit	(161)	189	(72)	(203)

Net loss	$(4,497)	$(3,389)	$(10,547)	$(15,235)

Net loss per share, basic and diluted	$(0.17)	$(0.13)	$(0.40)	$(0.58)
Weighted average common shares outstanding:
Basic and diluted	26,426,171	26,382,307	26,433,645	26,339,449

	Three Months Ended December 31,		Twelve Months Ended December 31,
288-ounce equivalent case sales:	2009	2008	2009	2008
Finished products case sales	365,200	462,000	2,057,000	2,886,000
Concentrate case sales	130,200	109,000	816,000	1,501,000

Total case sales	495,400	571,000	2,873,000	4,387,000

JONES SODA CO. CONSOLIDATED BALANCE SHEETS (In thousands, except share data) ($US)

	December 31, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$4,975	$11,736
Short-term investments	—	890
Accounts receivable	2,508	2,428
Inventory	3,711	5,654
Prepaid expenses and other current assets	498	1,410
Total current assets	11,692	22,118
Deferred income tax asset	1	98
Fixed assets	807	2,099
Other assets	1,034	—
Total assets	$13,534	$24,315

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,397	$1,469
Accrued liabilities	1,571	2,788
Taxes payable	69	34
Note payable, current portion	125	—
Capital lease obligations, current portion	—	153
Total current liabilities	3,162	4,444
Note payable	219	—
Capital lease obligations	—	321
Long term liabilities - other	—	75
Commitments and contingencies
Shareholders’ equity
Common stock, no par value:
Authorized: 100,000,000
Issued and outstanding: 26,427,989 and 26,460,409 shares, respectively	43,925	43,924
Additional paid-in capital	5,771	5,044
Accumulated other comprehensive income (loss)	418	(79)
Accumulated deficit	(39,961)	(29,414)
Total shareholders’ equity	10,153	19,475
Total liabilities and shareholders’ equity	$13,534	$24,315

CONTACT:
Jones Soda Co.
Michael R. O’Brien, 206-624-3357
Chief Financial Officer
mobrien@jonessoda.com
or
ICR, Inc.
Chad Jacobs / Brendon Frey, 203-682-8200
Chad.jacobs@icrinc.com / Brendon.frey@icrinc.com